Exhibit 11

Statement of Computation of Per Share Earnings

We compute earnings per share using the two-class method in accordance with Accounting Standards Codification Topic No. 260, “Earnings Per Share.” The two-class method is an allocation of earnings between the holders of common stock and a company’s participating security holders. Our outstanding non-vested shares of restricted stock contain non-forfeitable rights to dividends and, therefore, are considered participating securities for purposes of computing earnings per share pursuant to the two-class method. We had no other participating securities at September 30, 2015 or 2014.

Contingently issuable shares associated with outstanding service-based restricted stock units were not included in the earnings per share calculations for the three-month and nine-month period ended September 30, 2015 as the vesting conditions had not been satisfied.

The composition of basic and diluted earnings per share were as follows:

(Dollars in thousands, except per share amounts)

	For the three months ended September 30:		For the nine months ended September 30:
	2015	2014	2015	2014
Numerator
Net income	$4,850	$11,451	$16,774	$23,072
Less: distributed earnings allocated to non-vested stock	(15)	(42)	(52)	(72)
Less: undistributed earnings allocated to non-vested restricted stock	(12)	(50)	(57)	(60)
Numerator for basic earnings per share	$4,823	$11,359	$16,665	$22,940
Effect of dilutive securities:
Add: undistributed earnings allocated to non-vested restricted stock	12	50	57	60
Less: undistributed earnings reallocated to non-vested restricted stock	(12)	(50)	(61)	(60)
Numerator for diluted earnings per share	$4,823	$11,359	$16,661	$22,940
Denominator:
Weighted average shares outstanding – basic	43,460,449	43,361,123	43,418,243	43,352,552
Effect of dilutive securities:
Stock options and other awards	837	26,115	6,180	43,014
Weighted average shares outstanding – diluted	43,461,286	43,387,238	43,424,423	43,395,566

Basic earnings per share	$0.11	$0.26	$0.38	$0.53
Diluted earnings per share	$0.11	$0.26	$0.38	$0.53